Exhibit 10(mm)

CenterPoint Energy, Inc.
Summary of Non-Employee Director Compensation

The following is a summary of compensation paid to the non-employee directors of CenterPoint Energy, Inc. (the “Company”) effective April 1, 2015. For additional information regarding the compensation of the non-employee directors, please read the definitive proxy statement relating to the Company’s 2016 annual meeting of shareholders to be filed pursuant to Regulation 14A.

•Annual retainer fee of $90,000 for Board membership, paid quarterly in arrears;

•	Supplemental annual retainer of $20,000 for serving as a chairman of the Audit Committee or Compensation Committee; and

•Supplemental annual retainer of $15,000 for serving as a chairman of the Governance committee.

Stock Grants. Each non-employee director serving as of May 1, 2015 was granted an annual stock award under the CenterPoint Energy Inc. Stock Plan for Outside Directors in 2015. The cash value of these awards, as of the grant date, is set annually by the Board of Directors of the Company. The number of shares awarded is then determined by dividing the cash value of by the fair market value of the common stock on the grant date. In 2015, the Board determined the cash value of the stock award, resulting in a stock award to each non-employee director of 5,710 shares of common stock.

Deferred Compensation Plan. Directors may elect each year to defer all or part of their annual retainer fees, including committee chairman fees, and meeting fees. Directors participating in these plans may elect to receive distributions of their deferred compensation and interest in three ways: (i) an early distribution of either 50% or 100% of their account balance in any year that is at least four years from the year of deferral up to the year in which they reach age 70, (ii) a lump sum distribution payable in the year after they reach age 70 or upon leaving the Board of Directors, whichever is later, or (iii) 15 annual installments beginning on the first of the month coincident with or next following age 70 or upon leaving the Board of Directors, whichever is later.